Exhibit 2(g)(2)

                                     FORM OF
                  SUB-ADVISORY INVESTMENT MANAGEMENT AGREEMENT

This Sub-Advisory Investment Management Agreement (this "Agreement") is entered into as of November___, 2007 by and between Magnetar Financial LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the "Investment Manager"), Post Oak Energy Advisors, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the "Subadviser"), and Magnetar Spectrum Fund, a statutory trust duly organized and existing under the laws of the State of Delaware (the "Fund").

                                    RECITALS:

      The Fund is a closed-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

      The Investment Manager is engaged principally in providing management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act");

      The Investment Manager has entered into an Investment Management Agreement, dated ________ ___, 2007 with the Fund (such agreement and any successor agreement thereto, the "Investment Management Agreement"), pursuant to which the Investment Manager acts as investment adviser to the Fund and provides certain investment advisory and other services with respect to the Fund;

      The Investment Management Agreement contemplates that the Investment Manager may appoint a subadviser to perform certain services relating to the management of the Fund; and

      The Investment Manager, with the approval of the Fund's Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined under the 1940 Act, desires to retain the Subadviser to provide investment advisory services to the Investment Manager in connection with the Investment Manager's management of the Fund, and the Subadviser is willing to render such investment advisory services;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Investment Manager, the Subadviser and the Fund agree as follows:

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      1. Appointment of Subadviser

      The Investment Manager appoints and retains the Subadviser to act as the Investment Manager's adviser with respect to a portion of the Fund's assets, which portion will be mutually determined by the Investment Manager and the Subadviser (and is referred to herein as the "Agreed Portfolio"), and Subadviser accepts such engagement to provide technical due diligence on specific assets related to the natural resource industry and to provide investment recommendations with respect to the natural resource assets which Subadviser so diligences and to provide such other recommendations, advice and assistance to the Investment Manager, as are mutually agreed upon by Investment Manager and Subadviser from time to time, in each case, consistent with the Fund's investment objective, policies and limitation specified in the Fund's private placement memorandum (the "Private Placement Memorandum") filed with the Securities and Exchange Commission (the "SEC") as part of the Fund's registration statement on Form N-2. The Subadviser accepts such appointment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such investment advisory services and to assume the obligations set out in this Agreement for the compensation provided for in this Agreement. The Subadviser for all purposes in this Agreement will be deemed to be an independent contractor and no partnership or joint venture relationship shall arise by reason of the obligations in this Agreement.

      2. Duties of the Subadviser

      (a) Sub-Advisory Services.

            (1) Subject to the general supervision of the Board of Trustees and the Investment Manager, during the Term (as defined below), the Subadviser shall provide the investment advisory services with respect to the Agreed Portfolio as are reasonably requested to be performed by the Investment Manager and that are necessary for the Investment Manager's operation of the Fund. The Subadviser will provide the Investment Manager with recommendations, advice and assistance in connection with the Investment Adviser's selection of portfolio investments for the Fund.

            (2) Prior to providing investment advisory services, Subadviser will register as an investment adviser under the Advisers Act and thereafter will maintain such registration with the SEC during the remainder of the Term. Subadviser shall promptly notify Investment Manager (a) if Subadviser fails to be registered under the Advisers Act at any time after it becomes so registered, (b) if Subadviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or equity, before any court, public board or body, involving the affairs of the Fund, and (c) of any other occurrence that reasonably could have a material adverse impact on the ability of the Subadviser to provide the services provided for under this Agreement.


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            (3)   Subadviser shall provide Investment Manager and Fund with
                  written policies and procedures, or summaries thereof (the "Compliance Polices") that are reasonably designed to prevent violations of the federal securities laws as defined in Rule 38a-1 of the 1940 Act and as required by Rule 204(4)-7 of the Adviser Act. The Subadviser will comply in all material respects with any reasonable procedures provided from time to time to the Subadviser by the Investment Manager. The Subadviser will notify the Fund as soon as reasonably practicable upon detection of any material breach of such procedures. In this connection, the Subadviser shall provide reasonable assistance to the Fund's Chief Compliance Officer (the "CCO") in respect of the CCO's initial and periodic reviews of those aspects of the Subadviser's compliance program relevant to the Fund and provide prompt reporting to the CCO of material compliance matters relevant thereto (as the same are defined for purposes of Rule 38a-1 of the 1940
                  Act).

            (4) The Subadviser will maintain a written code of ethics (the "Code of Ethics") pursuant to Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Fund, and at such time will institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Subadviser will follow such Code of Ethics in performing its services under this Agreement.

            (5) Subadviser shall not consult with any other subadviser engaged by the Investment Manager with respect to transactions in securities or other assets concerning the Fund or another fund advised by the Investment Manager unless such consultation is prohibited under the 1940 Act.

      3. Duties of the Investment Manager.

      The Investment Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to Investment Management Agreement and shall supervise and oversee the Subadviser's performance of its duties under this Agreement; provided however, that in connection with providing sub-advisory services, nothing herein shall be construed to relieve the Subadviser of responsibility of compliance with all federal and state laws and regulations applicable to Subadviser, as each is amended from time to time.

      4. Information and Reports

            (a) The Subadviser agrees to make available to the Investment Manager or the Board of Trustees any reports and information related to the Subadviser's duties under the Agreement as are customary and that the Board of Trustees may reasonably request.

            (b) The Subadviser will notify the Investment Manager and the Fund of any additional, removed or substituted managing member of the Subadviser within a reasonable time of such addition, removal or substitution.


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            (c) The Investment Manager agrees to provide Subadviser with copies of the Private Placement Memorandum, the Agreement and Declaration of Trust of the Fund, the Fund's By-Laws and copies of any amendments of or supplements to the foregoing.

      5. Standard of Care; Indemnification

      (a) Standard of Care. The Subadviser will exercise its best judgment, act in good faith, use reasonable care and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Subadviser will not be liable to the Investment Manager and the Fund for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in providing sub-advisory services, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement (such conduct, "Disabling Conduct").

      (b) Indemnification. The Investment Manager will only indemnify the Subadviser for activities that do not constitute Disabling Conduct but only to the extent the Investment Manager itself is indemnified by the Fund under the Investment Management Agreement.

      6. Delegation

      Subject to the requirements of the 1940 Act and the approval of the Investment Manager and the Board of Trustees of the Fund, the Subadviser may at its own costs and expense enter into contracts with one or more parties, including without limitation affiliates of the Subadviser, to provide any of the services described herein on such terms as the Subadviser will determine necessary, desirable or appropriate, provided that in each case the Subadviser shall supervise the activities of such parties and further provided that such contracts impose all conditions to which the Subadviser is subject to hereunder and that such contracts are entered into in accordance with and meet all the applicable requirements of the 1940 Act.

      7. Compensation

      For the services rendered and the expenses assumed by the Subadviser under this Agreement, the Fund will pay to the Subadviser at the end of each calendar quarter a fee of $250,000. The sub-advisory fee for the period from the Effective Date (defined in Section 11(a)) of this Agreement to the end of the calendar quarter during which the Effective Date occurs will be prorated according to the proportion that such period bears to the full quarterly period. Upon any termination of this Agreement before the end of a calendar quarter, the sub-advisory fee for such part of that quarter will be prorated according to the proportion that such period bears to the full quarterly period and will be payable upon the date of termination of this Agreement.


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      8. Expenses

      Subadviser shall bear all of its separate expenses incurred in performing its duties under this Agreement, which shall be paid out of its compensation set out in Section 7 above, and include, but are not limited to, providing the staff and personnel necessary to perform its obligations under this Agreement, assume and pay or cause to be paid all expenses incurred in connection with the maintenance of such staff and personnel, and, at its own expense, provide the office space, facilities, equipment and necessary personnel that it is obligated to provide under this Agreement.

      9. Exclusivity and Non-Compete

      The Investment Manager and the Fund understand that the Subadviser and its affiliates (in accordance with Section 6 of this Agreement) may now act, could continue to act and may act in the future as investment manager, adviser, general partner or managing member to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies, including, but not limited to, offshore entities or private accounts. The Investment Manager and the Fund understand that the persons employed, directly or indirectly, by the Subadviser to assist in the performance of the Subadviser's duties under this Agreement may not devote their full time to such service. This Agreement will not in any way limit or restrict the Subadviser or any of its affiliates, principals, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account.

      10. Custody

      Nothing in this Agreement will require the Subadviser to take or receive physical possession of cash, securities, or other investments of the Fund.

      11. Term of Agreement; Termination of Agreement; Amendment of Agreement

      (a) Term. This Agreement will become effective upon the acceptance into the Fund of investment moneys (the "Effective Date"), and, unless terminated in accordance with its terms, will continue for an initial two-year term and after that initial two-year term so long as such continuance is specifically approved at least annually as required by the 1940 Act. The period from the Effective Date until this Agreement terminates by its terms or is terminated in accordance with Section 11(b) is referred to herein as the "Term." Notwithstanding the foregoing, the Investment Manager's indemnification obligations and obligation to compensate Subadviser for fees and expenses that accrued prior to such termination shall survive such termination.

      (b) Termination. This Agreement may be terminated, without penalty, (i) by the Board of Trustees or by vote of holders of a majority of the outstanding shares of the Fund upon sixty (60) days' prior written notice to the Investment Manager and the Subadviser, (ii) by the Investment


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Manager upon sixty (60) days' prior written notice to the Subadviser, or (iii)
by the Subadviser upon sixty (60) days' prior written notice to the Adviser. This Agreement also will terminate automatically in the event of its "assignment," as defined in the 1940 Act and the rules under the 1940 Act, except that to the extent consistent with the Advisers Act and the 1940 Act, without the notice to or consent of the Fund, the Investment Manager may be reconstituted or reorganized into any other form of business entity.

      (c) Amendment. This Agreement may be amended in writing by mutual consent and in conformity with the requirements of the 1940 Act and the rules under the 1940 Act.

      12. Cooperation with Regulatory Authorities or Other Actions

      The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement; provided, the party that requests cooperation from another party shall reimburse such second party for all costs, fees and expenses incurred by such second party in cooperating with the requesting party and shall, in accordance with Section 5, indemnify, defend and hold harmless the second party and its related parties from all claims, damages, costs and expenses (including reasonable legal fees and court disbursements) that would not have been incurred but for cooperating with the requesting party.

      13. Records

      (a) Maintenance of Records. The Subadviser undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act and Rule 204-2 under the Advisers Act, all records relating to the Fund's investments that are required to be maintained by Subadviser with respect to the Subadviser's responsibilities under this Agreement (the "Books and Records").

      (b) Ownership of Records. The Subadviser agrees that the Books and Records are the Fund's property and agrees to surrender promptly to the Fund the Books and Records upon the request of the Fund. The Subadviser may, however, retain copies of the records at its own cost. The Books and Records will be made available, within ten (10) business days of a written request, to the Fund's accountants or auditors during regular business hours at the Investment Manager's offices. The Fund, the Investment Manager or each of their authorized representatives will have the right to copy any records in the Subadviser's possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Books and Records will be transferred at the Fund's request to any successor Subadviser and the Investment Manager, provided, however, that the Subadviser may also retain a copy for its records at its own cost. The Subadviser shall maintain and enforce adequate security procedures with respect to all materials, records,


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documents and data relating to its responsibilities under this Agreement. The
Subadviser agrees that the policies and procedures it has established for providing sub-advisory services will be made available for inspection by the Fund, Investment Manager or each of their authorized representatives upon reasonable written request within ten (10) business days. For purposes of clarification, while the Books and Records shall be the property of the Fund, the performance record of Subadviser shall be the sole property of Subadviser.

      14. Insurance

      So long as available on commercially reasonable terms, Subadviser shall maintain during the Term, with an insurer acceptable to the Investment Manager, a blanket bond and professional liability and errors and omissions insurance in an amount or amounts deemed by the Subadviser in its sole discretion to be sufficient to meet its obligations to its clients, including the Fund.

      15. Survival

      All representations and warranties made by the Subadviser and Investment Manager in this Agreement will survive for the duration of this Agreement and these two parties to this Agreement will notify each other in writing immediately upon becoming aware, but in no event later than five (5) days after becoming aware, that any of the foregoing representations and warranties are no longer true.

      16. Severability

      If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected as a result. As used in this Agreement, terms will have the same meaning as such terms have in the 1940 Act. In the event that the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision may be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

      17. Definitions

      The terms "assignment" and "interested person," when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act and the rules under the 1940 Act. The term "majority of the outstanding shares" as used in this Agreement means the lesser of (a) sixty-seven percent (67%) or more of the voting shares present at a meeting if more than fifty percent (50%) of these voting shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding voting shares.


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      18. Limitation of Liability of the Fund and the Shareholders

      The name "Magnetar Spectrum Fund" is the designation of the Fund for the time being under the Agreement and Declaration of Trust and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund, as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

      19. Miscellaneous

      (a) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions in the Agreement or otherwise affect their construction of effect. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

      (b) Any question or interpretation of any term or provision in this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision in the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of controlling decision in any such court, by rules, regulation or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflect in any provision of this Agreement is modified or interpreted by applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision will be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

      (c) This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of Delaware, without regard to choice of law or conflicts of law principals, provided that nothing in this Agreement will be construed in a manner inconsistent with the 1940 Act, or in a manner that would cause the Trust to fail to comply with the requirements of Subchapter M of the Code.

      IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.


POST OAK ENERGY ADVISORS, LLC             MAGNETAR FINANCIAL LLC


By:                                       By:
   ------------------                        ------------------
Name:                                     Name:
Title:                                    Title:


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MAGNETAR SPECTRUM FUND


By:
   ------------------
Name:
Title:


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